Exhibit 99.T3E2

IN THE UNITED STATES BANKRUPTCY COURT FOR THE DISTRICT OF DELAWARE

In re: PMGI Holdings Inc., et al.,[1] Debtors.	Chapter 11 Case No. 13-12404 (CSS) (Jointly Administered) Hearing Date: December 16, 2013 at 11:00 a.m. Objection Deadline: December 9, 2013 at 5:00 p.m.

NOTICE OF (A) APPROVAL OF DISCLOSURE STATEMENT; (B) HEARING

TO CONSIDER CONFIRMATION OF THE PLAN; (C) DEADLINE FOR

FILING OBJECTIONS TO CONFIRMATION OF THE PLAN; (D) DEADLINE

FOR VOTING ON THE PLAN; AND (E) DEADLINE TO RETURN ELECTIONS

PLEASE TAKE NOTICE OF THE FOLLOWING: 2

By order dated November 5, 2013 [Docket No. 272] (the “Disclosure Statement Order”), the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) approved the Amended Disclosure Statement With Respect To The Second Amended Joint Plan Of Reorganization Of PMGI Holdings, Inc., Et Al., Under Chapter 11 Of The Bankruptcy Code [Docket No. 258] (as it may be further amended, supplemented or modified from time to time, the “Disclosure Statement”), pursuant to section 1125 of title 11 of the United States Code, 11 U.S.C. §§ 101, et seq. (the “Bankruptcy Code”), with respect to the Second Amended Joint Plan Of Reorganization Of PMGI Holdings, Inc., Et Al., Under Chapter 11 Of The Bankruptcy Code [Docket No. 257] (as it may be further amended, supplemented or modified from time to time, the “Plan”) and the Debtors’ procedures for soliciting votes on the Plan.

Pursuant to the Disclosure Statement Order, the Bankruptcy Court established December 9, 2013, at 5:00 p.m. (prevailing Eastern Time) (the “Voting Deadline”) as the deadline by which Ballots accepting or rejecting the Plan must be received.  To be counted, your original Ballots must actually be received on or before the Voting Deadline by BMC Group, Inc. (the “Voting Agent”) at (i) BMC Group, Inc., Attn: FriendFinder Networks Claims Processing, PO Box 3020, Chanhassen, MN 55317-3020, if by first class mail, or (ii) BMC Group, Inc., Attn: FriendFinder Networks Claims Processing, 18675 Lake Drive East, Chanhassen, MN 55317, if by personal delivery or overnight courier.

If you hold a Claim against one of the Debtors as of November 5, 2013 (the “Voting Record Date”) and are entitled to vote to accept or reject the Plan, you have received with this Confirmation Hearing Notice a Ballot and voting instructions appropriate for your Claim.  You should carefully read the Disclosure Statement and Plan and all documents attendant thereto.  For your Ballot to be counted, you must complete all required information on the Ballot, execute the Ballot, and return the completed Ballot with original signature to the address indicated on the instructions accompanying your Ballot, so as to be actually received by the Voting Agent by the Voting Deadline.  Any failure to follow the voting instructions included with the Ballot may disqualify your Ballot and your vote.  Ballots cast by facsimile, e-mail or other electronic transmission will not be counted.

1   The Debtors in these Chapter 11 Cases, along with the last four (4) digits of each Debtor’s federal tax identification number, are: Blue Hen Group Inc. (9667), Argus Payments Inc. (4661), Big Island Technology Group, Inc. (9795), Confirm ID, Inc. (7020), Danni Ashe, Inc. (5271), Fastcupid, Inc. (7869), Fierce Wombat Games Inc. (2019), FriendFinder California Inc. (2750), FriendFinder Networks Inc. (0988), FRIENDFINDER VENTURES INC. (3125), FRNK Technology Group (7102), General Media Art Holding, Inc. (2637), General Media Communications, Inc. (2237), General Media Entertainment, Inc. (2960), Global Alphabet, Inc. (7649), GMCI Internet Operations, Inc. (7655), GMI On-Line Ventures, Ltd. (7656), Interactive Network, Inc. (5941), Magnolia Blossom Inc. (8925), Medley.com Incorporated (3594), NAFT NEWS CORPORATION (4385), Penthouse Digital Media Productions Inc. (1056), Penthouse Images Acquisitions, Ltd. (9228), PerfectMatch Inc. (9020), Playtime Gaming Inc. (4371), PMGI Holdings Inc. (2663), PPM Technology Group, Inc. (9876), Pure Entertainment Telecommunications, Inc. (9626), Sharkfish, Inc. (1221), Snapshot Productions, LLC (7091), Streamray Inc. (2716), Streamray Studios Inc. (1009), Tan Door Media Inc. (1100),Traffic Cat, Inc. (1223), Transbloom, Inc. (1168), Various, Inc. (7762), Video Bliss, Inc. (6760), West Coast Facilities Inc. (4751), XVHUB Group Inc. (9401).   The Debtors’ business address is 6800 Broken Sound Parkway NW, Suite 200, Boca Raton, FL 33487.

2   Capitalized terms used but otherwise not defined in this Confirmation Hearing Notice have meanings ascribed to such terms in the Disclosure Statement Order or the Plan, as applicable.

If you have not received a Ballot and are entitled to vote on the Plan, you may request a Ballot and voting instructions appropriate for your Claim from the Voting Agent by (a) visiting the Debtors’ case website (www.bmcgroup.com/ffn); (b) calling the Voting Agent at (888) 909-0100; or (c) sending a written request to the Voting Agent at (i) BMC Group, Inc., Attn: FriendFinder Networks Claims Processing, PO Box 3020, Chanhassen, MN 55317-3020, if by first class mail, or (ii) BMC Group, Inc., Attn: FriendFinder Networks Claims Processing, 18675 Lake Drive East, Chanhassen, MN 55317, if by personal delivery or overnight courier.  All submitted Ballots will be tabulated according to the rules set forth in the Disclosure Statement Order.

A hearing (the “Confirmation Hearing”) will be held December 16, 2013, at 11:00 a.m. (prevailing Eastern Time), before the Honorable Christopher S. Sontchi, United States Bankruptcy Court, at 824 Market Street, 5th Floor, Courtroom No. 6, Wilmington, Delaware 19801, to consider Confirmation of the Plan and for such other and further relief as may be just and proper.  The Confirmation Hearing may be adjourned from time to time without further notice except for an announcement of the adjourned date made in open Court or as indicated in any appropriate filing with the Bankruptcy Court.  The Plan may be amended, supplemented or modified from time to time, if necessary, in accordance with the Bankruptcy Code, the Federal Rules of Bankruptcy Procedure and other applicable law, before, during, or as a result of the Confirmation Hearing, without further notice to Creditors or other parties in interest.

Objections, if any, to Confirmation of the Plan, including any supporting memoranda, must (i) be made in writing; (ii) state the name and address of the objecting party and the nature of the Claim or Interest of such party; (iii) state with particularity the legal and factual basis and nature of any objection to the Plan; and (iv) be filed with the Bankruptcy Court, together with proof of service, and served so that they are received on or before December 9, 2013, at 5:00 p.m. (prevailing Eastern Time) (the “Objection Deadline”) by the following parties: (a) Debtors’ counsel, (1) Greenberg Traurig, LLP, The Nemours Building, 1007 North Orange Street, Suite 1200, Wilmington, Delaware 19801, Attn: Dennis A. Meloro, Esq., (2) Greenberg Traurig, LLP, 2375 East Camelback Rd., Suite 700, Phoenix, Arizona 85016, Attn: David D. Cleary, Esq., and (3) Greenberg Traurig, LLP, 200 Park Avenue, New York, New York 10166, Attn: Nancy A. Mitchell, Esq. and Matthew L. Hinker, Esq.; (b) counsel to the Senior Debt Holders, Milbank, Tweed, Hadley & McCloy LLP, 601 S. Figueroa Street, Los Angeles, CA 90017 (Attn: Neil J. Wertlieb, Esq. and David B. Zolkin, Esq.), Jones Day, 555 South Flower Street, 50th Floor, Los Angeles, CA 90071 (Attn: Joshua M. Mester, Esq.), and Morris James LLP, 500 Delaware Avenue, Suite 1500, Wilmington, DE 19801-1494 (Attn: Jeffrey R. Waxman, Esq.); and (c) the Office of the United States Trustee, 844 King Street, Suite 2207, Lockbox 35, Wilmington, Delaware 19801 (Attn: David Buchbinder, Esq.).  Objections not timely filed and served in the manner set forth in the Disclosure Statement Order shall not be considered and shall be deemed overruled.

Beneficial Holders of Other Priority Claims, Other Secured Claims, Administrative Claims, Priority Tax Claims, and Beneficial Holders of a Claim or Interest in Classes 3, 4, 5, 6, 7 or 8A (collectively, the “Electing Parties”) are entitled to elect to opt out of the releases by Holders of Claims and Interests provided in Article XI of the Plan (the “Election”).  In order for an Election to qualify, it must be completed, executed and returned so as to be actually received by the Voting Agent by 5:00 p.m. (Prevailing Eastern Time) on December 9, 2013.  The Election packages, including further information on the Election process, will be included in the Non-Voting Packages which will be distributed to the Electing Parties pursuant to the Solicitation Procedures Order.

The Disclosure Statement and the Plan are on file with the Clerk of the Bankruptcy Court and may be examined by any interested party at the Clerk’s office at any time during regular business hours or by accessing the Voting Agent by (a) visiting the Debtors’ case website (www.bmcgroup.com/ffn); (b) calling the Voting Agent at (888) 909-0100; or (c) sending a written request to the Voting Agent at (i) BMC Group, Inc., Attn: FriendFinder Networks Claims Processing, PO Box 3020, Chanhassen, MN 55317-3020, if by first class mail or (ii) BMC Group, Inc., Attn: FriendFinder Networks Claims Processing, 18675 Lake Drive East, Chanhassen, MN 55317, if by personal delivery or overnight courier.  In addition, copies of the Plan and the Disclosure Statement may be obtained at or viewed on the Bankruptcy Court’s website (http://www.deb.uscourts.gov) by following the directions for accessing the ECF system on such website.

Pursuant to Article XI of the Plan, the Debtors seek approval of the following release, discharge, injunction and exculpation provisions:

Section 11.01.  Releases and Related Matters

(a)

Released Parties

For purposes of this section, “Released Parties” means (i) each Debtor and its Affiliates, and each Reorganized Debtor and its Affiliates, (ii) the First Lien Indenture Trustee and the related collateral trustee, (iii) the Consenting First Lien Noteholders, (iv) each of the Second Lien Indenture Trustees and the related collateral trustees, (v) the Consenting Second Lien Noteholders, (v) the Bell/Staton Parties, and (vi) with respect to the foregoing, each of their respective direct or indirect subsidiaries, current officers and directors, former officers and directors serving as of the Petition Date, managers, members, employees, agents, representatives, financial advisors, professionals, accountants, attorneys, and each of their predecessors, successors and assigns.

(b)

Releases by Debtors

As of the Effective Date, for good and valuable consideration, the adequacy of which is hereby confirmed, the Debtors, the Reorganized Debtors, and any Person or Entity seeking to exercise the rights of the Debtors’ Estates, including, without limitation, any successor to the Debtors or any Estate’s representative appointed or selected pursuant to section 1123(b)(3) of the Bankruptcy Code, shall be deemed to forever release, waive, and discharge each of the Released Parties from any and all claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action (including Avoidance Actions), and  liabilities whatsoever in connection with or in any way relating to the Debtors, the conduct of the Debtors’ businesses, the Chapter 11 Cases, the Disclosure Statement or the Plan (other than the rights of the Debtors, the Reorganized Debtors, or a Creditor holding an Allowed Claim to enforce the obligations under the Confirmation Order and the Plan and the contracts, instruments, releases, and other agreements or documents delivered thereunder) whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity, or otherwise, that are based in whole or part on any act, omission, transaction, event, or other occurrence taking place on or prior to the Effective Date; provided, however, that nothing in this Section 11.01(b):

(i)

constitutes a waiver of any right of the Reorganized Debtors to: (x) enforce all rights and claims concerning any and all intellectual property (including, without limitation, trademarks, copyrights, patents, customer lists, trade secrets and confidential or proprietary business information), all of which rights are expressly reserved and not released and (y) assert any defense based on whether or not applicable standards have been met;

(ii)

shall operate as a release, waiver or discharge of any Causes of Action or liabilities as of the Effective Date arising out of willful misconduct, fraud or criminal acts of any such Released Party as determined by a Final Order; or

(iii)

shall restrict the Securities and Exchange Commission from pursuing any regulatory or police enforcement action against the Debtor, the Reorganized Debtors or any other Released Party.

(c)

Releases by Holders of Claims and Interests

As of the Effective Date, for good and valuable consideration, the adequacy of which is hereby confirmed, the Holders of Claims against and Interests in the Debtors and the Reorganized Debtors: (1) who vote to accept the Plan, (2) who are presumed to have voted for the Plan under section 1126(f) of the Bankruptcy Code or are presumed to have rejected the Plan under section 1126(g) of the Bankruptcy Code and do not return an opt-out notice indicating their refusal to grant the releases provided in this sub-paragraph, or (3) who reject the Plan or abstain from voting and do not return their Ballot to indicate their refusal to grant the releases provided in this sub-paragraph, shall be deemed to forever release, waive, and discharge each of the Released Parties from any and all claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action (including Avoidance Actions), and  liabilities whatsoever in connection with or in any way relating to the Debtors, the conduct of the Debtors’ businesses, the Chapter 11 Cases, the Disclosure Statement or the Plan (other than the rights of the Debtors, the Reorganized Debtors, or a Creditor holding an Allowed Claim to enforce the obligations under the Confirmation Order and the Plan and the contracts, instruments, releases, and other agreements or documents delivered thereunder), whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity, or otherwise, that are based in whole or part on any act, omission, transaction, event, or other occurrence taking place on or prior to the Effective Date; provided, however, that nothing in this Section 11.01(c) shall operate as a release, waiver or discharge of (i) any Causes of Action or liabilities as of the Effective Date arising out of willful misconduct, fraud or criminal acts of any such Released Party as determined by a Final Order, or (ii) any Disputed Claims that become Allowed Claims after the Effective Date.

Section 11.02. Discharge of the Debtors

(a)

Pursuant to section 1141(d) of the Bankruptcy Code, and except as otherwise provided herein or in the Confirmation Order, all consideration distributed under the Plan shall be in exchange for, and in complete satisfaction, settlement, discharge, and release, effective as of the Effective Date, of all Claims, Interests and Causes of Action of any nature whatsoever, including any interest accrued on such Claims or Interests from and after the Petition Date, whether known or unknown, against, liabilities of, Liens on, obligations of, rights against, and Interests in, the Debtors or any of its assets or properties and, regardless of whether any property shall have been abandoned by order of the Bankruptcy Court, retained, or distributed pursuant to the Plan on account of such Claims and Interests, including demands, liabilities and Causes of Action that arose before the Effective Date, and all debts of the kind specified in section 502 of the Bankruptcy Code, whether or not (i) a Proof of Claim based upon such debt is Filed or deemed Filed under section 501 of the Bankruptcy Code, (ii) a Claim based upon such debt is Allowed under section 502 of the Bankruptcy Code, (iii) a Claim based upon such debt is or has been Disallowed by order of the Bankruptcy Court, or (iv) the Holder of a Claim based upon such debt accepted the Plan.  The Plan shall bind all Holders of Claims and Interests, notwithstanding whether any such Holders failed to vote to accept or reject the Plan or voted to reject the Plan.

(b)

As of the Effective Date, except as provided in the Plan or the Confirmation Order and with respect to any Disputed Claims that become Allowed Claims after the Effective Date, all Persons shall be precluded from asserting against the Debtors or the Reorganized Debtors or any of their assets or properties, any other or further Claims, Interests, debts, rights, Causes of Action, claims for relief, liabilities, or equity interests relating to the Debtors based upon any act, omission, transaction, occurrence, or other activity of any nature that occurred prior to the Effective Date.  In accordance with the foregoing, except as provided in the Plan or the Confirmation Order, the Confirmation Order shall be a judicial determination, as of the Effective Date, of discharge of all such Claims and other debts and liabilities against the Debtors and termination of all Interests, pursuant to sections 524 and 1141 of the Bankruptcy Code, and such discharge shall void any judgment obtained against the Debtors at any time, to the extent that such judgment relates to a discharged Claim or terminated Interest.

(c)

Notwithstanding anything in the Plan to the contrary, and solely with respect to any police or regulatory power of the Securities and Exchange Commission, the discharge provisions contained herein shall not operate to expand the Debtors’ discharge beyond that established by the Bankruptcy Code unless otherwise agreed to in writing by the Securities and Exchange Commission and the Debtors or the Reorganized Debtors as applicable.

Section 11.02. Injunctions

(a)

Except as provided in the Plan or the Confirmation Order, as of the Effective Date, all Persons that have held, currently hold, may hold, or allege that they hold, a Claim, Interest, or other debt or liability that is discharged pursuant to Section 11.02 of the Plan, released pursuant to Section 11.01 of the Plan, or is subject to exculpation pursuant to Section 11.04 of the Plan are permanently enjoined from taking any of the following actions against the Debtors, the Reorganized Debtors, and their respective affiliates or their property on account of any such discharged Claims, debts, or liabilities or terminated Interests or rights: (i) commencing or continuing, in any manner or in any place, any action or other proceeding of any kind; (ii) enforcing, attaching, collecting, or recovering in any manner any judgment, award, decree, or order against the Debtors, the Reorganized Debtors or its property; (iii) creating, perfecting, or enforcing any Lien or encumbrance; (iv) asserting a right of setoff or subrogation of any kind against any debt, liability, or obligation due to the Debtors or the Reorganized Debtors; OR (v) commencing or continuing any action, in each such case in any manner, in any place, or against any Person that does not comply with or is inconsistent with the provisions of the Plan.

(b)

Without limiting the effect of the foregoing provisions of this Section 11.03 upon any Person, by accepting Distributions pursuant to the Plan, each Holder of an Allowed Claim or Interest receiving a Distribution pursuant to the Plan shall be deemed to have specifically consented to the injunctions set forth in this section 11.03.

(c)

Nothing in this Section 11.03 shall impair (i) the rights of any Holder of a Disputed Claim to seek allowance of its Claim, (ii) the rights of any defendant in an Avoidance Action Filed by the Debtors to assert defenses in such action, or (iii) the rights of any party to an Executory Contract or Unexpired Lease that has been assumed by the Debtors pursuant to an order of the Bankruptcy Court or the provisions of the Plan to enforce such assumed contract or lease.

(d)

Notwithstanding anything in the Plan to the contrary, and solely with respect to any police or regulatory power of the Securities and Exchange Commission, the injunction provisions contained herein shall not operate to expand the scope of the injunctions under the Plan beyond that established by the Bankruptcy Code unless otherwise agreed to in writing by the Securities and Exchange Commission and the Debtors or the Reorganized Debtors as applicable.

Section 11.04. Exculpation and Limitations of Liability

(a)

Exculpated Parties

For purposes of this section, “Exculpated Parties” means each Debtor and its Affiliates, and each Reorganized Debtor and its Affiliates and with respect to the foregoing, each of their respective direct or indirect subsidiaries, current officers and directors (including Bell and Staton), former officers and directors serving as of the Petition Date, managers, members, employees, agents, representatives, financial advisors, professionals, accountants, attorneys, and each of their predecessors, successors and assigns.

(b)

On the Effective Date, the Exculpated Parties shall neither have, nor incur any liability to any Holder of a Claim or an Interest, the Debtors, the Reorganized Debtors, or any other party-in-interest, or any of their respective agents, employees, representatives, advisors, attorneys, or affiliates, or any of their successors or assigns, for any prepetition or postpetition act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, the formulation, negotiation, or implementation of the Disclosure Statement or the Plan, the solicitation of acceptances of the Plan, the pursuit of Confirmation of the Plan, the Confirmation of the Plan, the consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan, except for acts or omissions that are the result of willful misconduct, gross negligence, fraud or criminal acts as determined by a Final Order; provided, however, that (i) the foregoing is not intended to limit or otherwise impact any defense of qualified immunity that may be available under applicable law; (ii) each Exculpated Party shall be entitled to rely upon the advice of counsel concerning his, her or its duties pursuant to, or in connection with, the Plan; and (iii) the foregoing exculpation shall not be deemed to, release, affect, or limit any of the rights and obligations of the Exculpated Parties from, or exculpate the Exculpated Parties with respect to, any of the Exculpated Parties’ obligations or covenants arising pursuant to the Plan or the Confirmation Order.

(c)

Notwithstanding anything in the Plan to the contrary, and solely with respect to any police or regulatory power of the Securities and Exchange Commission, the exculpation provisions contained herein shall not operate to expand the Exculpated Parties’ exculpation beyond that established by the Bankruptcy Code unless otherwise agreed to in writing by the Securities and Exchange Commission and the Debtors or the Reorganized Debtors as applicable.

Dated: November 6, 2013	GREENBERG TRAURIG, LLP

/s/ Dennis A. Meloro
Dennis A. Meloro (DE Bar No. 4435) 1007 North Orange Street, Suite 1200 Wilmington, Delaware 19801 Telephone: (302) 661-7000 Facsimile: (302) 661-7360 Email: melorod@gtlaw.com

-and-

Nancy A. Mitchell (admitted pro hac vice)

Mathew L. Hinker (DE Bar No. 5348)

Paul T. Martin (admitted pro hac vice)

Greenberg Traurig, LLP

200 Park Avenue

New York, NY 10166

Telephone: (212) 801-9200

Facsimile:  (212) 801-6400

Email: mitchelln@gtlaw.com

hinkerm@gtlaw.com

martinpt@gtlaw.com

-and-

David D. Cleary (admitted pro hac vice) 2375 East Camelback Road Suite 700 Phoenix, AZ 85016 Telephone: (602) 445-8000 Facsimile: (602) 445-8100 Email: clearyd@gtlaw.com

Counsel for the Debtors and Debtors-in-Possession

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